EXHIBIT 2.4
MINISTRY PARTNERS INVESTMENT COMPANY, LLC

CERTIFICATE OF THE POWERS, DESIGNATIONS,
PREFERENCES AND RIGHTS OF
SERIES A PREFERRED UNITS

The undersigned, Bill M. Dodson and Van C. Elliott, hereby certify that:

1.           They are the duly elected and acting President and Secretary, respectively, of said Company.

2.           The Company has authorized 2,000,000 Preferred Units under its Operating Agreement, dated December ____, 2008 (the “Operating Agreement”).

3.           Pursuant to the Operating Agreement, a series of the Company’s authorized class of Series A Preferred Units, to consist of 1,000,000 Units, is hereby established and designated as its Series A Preferred Units (the “Series A Units”).  Accordingly, the Managers have adopted and approved the powers, designations, preferences and relative, participating, optional or other special rights of the Series A Units, and the qualifications, limitations and restrictions to which such Units shall be subject.

4.           Unless otherwise defined herein, all capitalized terms shall have the same meaning ascribed to them in the Operating Agreement.

5.           Pursuant to authority given by the Company's Articles of Organization and Operating Agreement, the Managers of the Company have duly adopted and approved the following resolutions:

RESOLUTION OF THE MANAGERS

WHEREAS, the Operating Agreement of this Company provides for a class of Units known as Series A Preferred Units, issuable from time to time; and

WHEREAS, the Managers of this Company are authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any unissued series of Preferred Units, to fix the number of Units constituting any such series, and to determine the designation thereof, or any of them; and

WHEREAS, this Company has not issued any Series A Units and the Managers of this Company desire, pursuant to their authority as aforesaid, to determine and fix the rights, preferences, privileges, and restrictions relating to the initial series of said Series A Preferred Units and the number of Units constituting and the designation of said series;

IT IS THEREFORE RESOLVED, that pursuant to the authority expressly granted and vested in the Managers of this Company by Article II of its Operating Agreement, a series of the Company’s single authorized class of Series A Preferred Units, to consist of 1,000,000 Units, is hereby established and designated as its Series A Preferred Units, the powers, designations, preferences and relative, participating, optional or other special rights of which, and the qualifications, limitations and restrictions to which such powers, preferences and rights shall be subject, are as follows:

1.           Stated Value.  The stated value of each issued Series A Unit shall be deemed to be $100 (the “Stated Value”), and each Unit thereof shall be validly issued, and shall be deemed fully paid and nonassessable, upon receipt by the Company of legal consideration in an amount determined by the Company’s Managers to be at least equal to such Stated Value.

2.           Liquidation Preference.  The liquidation preference of the Series A Units is $100 per Unit (the “Liquidation Preference”).

3.           Preferred Return.  Each holder of one or more Series A Units shall be entitled to receive when, as, and if declared by the Managers out of funds at the time legally available therefor, a quarterly cash payment equal to a percentage of the Liquidation Preference, which percentage shall be one hundred ninety (190) basis points higher than the London Bank Inter-Bank Offer Rate ("LIBOR") for one (1) year (or its successor index rate) in effect on the last day of the calendar month for which the preferred return is approved (“Preferred Return” or “Preferred Payment”). Preferred Returns are payable quarterly in arrears on the 30th day of each April, July, October and January, except that if any such date is on a Saturday, Sunday or a legal holiday, then such payment shall be payable on the next day that is not a Saturday, Sunday or legal holiday.  Preferred Returns shall accrue and be cumulative from the date of first issuance of the Series A Units and will be payable to holders of record as they appear on the books of the Company on such record dates as are fixed by the Managers.  No interest shall be payable with respect to any Preferred Returns on the Series A Units which may be in arrears.

4.           Priority of Preferred Returns.  The Series A Units shall have priority as to earnings payments and other distributions over the Company's Common Units and any series or class of the Company's Units heretofore or hereafter issued (referred to as “Junior Units”), except that the Series A Units shall be junior to or on parity with any class or series of Preferred Units the Company may issue which is, by its express terms, senior to the Series A Units or on a parity with the Series A Units.  No Preferred Payment (other than Preferred Payments payable solely in Common Units or any series or class of Junior Units) shall be declared, paid or set apart for payment on, and no purchase or other acquisition shall be made by the Company of any Common Unit or Junior Unit unless all accrued and unpaid Preferred Returns on the Series A Units shall have been paid or set apart for payment.  No earnings payment shall be paid on any parity series of Preferred Units authorized under the Operating Agreement, unless the Company shall have declared and paid or set aside for payment, or shall have contemporaneously declared and paid paid or set apart for payment, all accrued and unpaid Preferred Returns for all prior periods on the Series A Units.  The Company shall not pay Preferred Returns on the Series A Units unless it shall have declared and paid or set aside for payment or shall have contemporaneously paid or set apart for payment all accrued and unpaid Preferred Returns for all periods on the parity Preferred Units.  Whenever all accrued Preferred Returns are not paid in full on the Series A Units and any other Units ranking on a parity as to the distribution of Preferred Returns with the Series A Units, all Preferred Returns declared on the Series A Units and any other Units ranking on a parity as to Preferred Returns with the Series A Units shall be made pro rata so that the amount of Preferred Returns declared per Unit on the Series A Units and such other units shall bear the same ratio that accrued and unpaid Preferred Returns per Unit on the Series A Units and such other Units bear to each other.

5.           Preferred Distribution Amount.  In addition to any quarterly Preferred Return paid to the holders of Series A Units under Section 3 above, the Company shall set aside funds and pay the holders of Series A Units an amount equal to 10% of the Company’s net profits earned for any fiscal year, subtracting the amount of quarterly Preferred Returns paid on any Preferred Units during such fiscal year (the “Preferred Distribution”), as an additional distribution of earnings.  Within 120 days after the close of the fiscal year, the Company shall furnish the holder of a Series A Unit a statement as to the amount of the Preferred Distribution that will be paid, together with a information reasonably providing supporting details as to the determination of such amounts, together with payment of such Preferred Distribution.

6.           Redemption.  The Company may, at its sole election, on December 31, 2009 and on each December 31 thereafter (a “Redemption Date”), redeem any or all of the Units of Series A Units for cash, in whole or in part, for an amount equal to the Liquidation Preference of each Unit of Series A Units redeemed, plus any accrued and unpaid Preferred Returns on such Units, whether or not declared and any Preferred Distribution amount payable at the Redemption Date.  If fewer than all of the outstanding Units of Series A Units are to be redeemed, the Company shall select those to be redeemed pro rata or by lot as the Managers may determine.  In the event that the Company shall have failed to pay accrued Preferred Returns on the Series A Units, it shall not redeem any of the then outstanding Series A Units (except as allowed under any sinking fund provisions) until all such accrued and unpaid Preferred Returns and the then current Preferred Returns, pro rated until the Redemption Date, shall have been paid in full, or provided for, on all Series A Units.

Notice of redemption shall be mailed at least ninety (90) days prior to the applicable Redemption Date to each holder of record of the Series A Units to be redeemed at the holder's address shown on the transfer books of the Company. After the Redemption Date, unless there shall have been a default in payment of the redemption price, Preferred Payments will cease to accrue on the Units of the Series A Units called for redemption, and all rights of the holders of the Series A Units, including the right to earn a Preferred Distribution, will terminate except the right to receive the redemption price without interest, which shall be paid within 10 days of the Redemption Date.

7.           Preference Upon Liquidation.  In the event of any liquidation, dissolution or winding up of the Company, each Series A Unit shall be entitled to receive, out of legally available assets, an amount equal to the Liquidation Preference, plus an amount equal to any accrued and unpaid Preferred Returns on such Unit to the date such liquidation, and no more, before payment or distribution is made to the holders of the Company's Common Units or any series or class of the Company's Units hereafter issued that ranks junior as to the liquidation rights of the Series A Units.  The holders of the Series A Units shall not be entitled to receive the Liquidation Preference on such Units until the Liquidation Preference of any other series or class of the Company's Units hereafter issued that ranks senior as to liquidation rights of the Series A Units (“Senior Liquidation Units”) has been paid in full. The holders of the Series A Units and all other series or classes of the Company's Units hereafter issued that ranks on a parity as to liquidation rights with the Series A Units shall share ratably, in accordance with the respective preferential amounts payable on such Units, in any distribution (after payment of the Liquidation Preference of the Senior Liquidation Units) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the Liquidation Preference of the Series A Units (and Preferred Payments thereon as provided above), the holders of such Units shall not receive any further participation in any distribution of the Company's assets.  Neither a consolidation, merger or other business combination of the Company with or into another corporation or other entity, nor a sale or transfer of all or part of the Company's assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the Company.

8.           Voting Rights.

(a)           In the event that four (4) consecutive quarterly Preferred Returns payable on the Series A Units are in arrears on the date of any meeting of the Members at which the Managers are to be elected, the holders of the Series A Units, voting separately as a class (together with the holders of Units of any other class upon which like voting rights have been conferred and are then exercisable), shall be entitled to elect two Managers of the Company; provided, however, that nothing herein shall be construed as either increasing or decreasing the number of Managers that the Company's Operating Agreement then authorize.  Any Managers so elected by the holders of the Series A Units shall serve until the Preferred Returns on the Series A Units are brought current.  In connection with any such vote by the Series A Units, each outstanding Series A Unit shall be entitled to one vote. Except as provided herein, the holders of the Series A Units shall have no voting rights except as required by law.

(b)           So long as any class of Series A Units is outstanding, the Company shall not, without the affirmative vote of the holders of record of at least two-thirds of the Series A Units then outstanding, voting separately as a class:

(i)  amend, alter or repeal any provision of the Articles of Organization or the Operating Agreement of the Company so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Series A Units;

(ii)  authorize or issue, or increase the authorized amount of, any additional class or series of Units, or any security convertible into Units of a class or series which ranks senior to or on a parity with the Series A Units as to the payment of earnings or a preferred return or as to distributions upon liquidation, dissolution or winding up of the Company;

(iii)  affect any reclassification of the Series A Units; or

(iv)  effect the merger of the Company with another corporation or entity, exchange of shares, or sale of all or substantially all of the assets of the Company if the Company's Members prior to such merger, share exchange or sale will own less than 50% of the shares of the surviving (in case of a merger) or acquiring (in the case of an exchange of shares or sale of assets) corporation or entity immediately following such merger, share exchange or sale. Except as otherwise provided in the Operating Agreement, holders of Series A Units will not have the right to vote for the election of the Managers.

9.           Notice of Company Action.  The Company shall give the holders of  record of the Series A Units at least twenty (20) days prior written notice of: (a) the granting by the Company to all holders of its Common Units of rights to purchase any Units or other rights; (b) any reclassification of Common Units, or consolidation of the Company with, or merger of the Company into, any other persons, any merger of any person into the Company (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding Units of Common Units); or (c) any sale or transfer of all or substantially all of the assets of the Company.

10.           Notices.  All notices, consents, elections, requests, waivers and other communications required or permitted under the terms of this Resolution shall be in writing and shall be deemed to have been duly given or made the third business day after the date of mailing, if delivered by registered or certified mail, postage prepaid and return receipt required; upon delivery, if sent by hand delivery; upon delivery, if sent by prepaid courier and a record of receipt is generated and furnished to the sender; or the next day after the date of transmission, if sent by facsimile transmission (with a copy simultaneously sent by registered or certified mail, postage prepaid, return receipt required) and evidence of receipt is generated at the time of transmission.  Each such communication shall be transmitted, if to the Company, at its principal business address, and if to a holder of Series A Units, at the address set forth in the records as maintained by the Company, or to such other address as any such unitholder may have designated by like notice forwarded to the Company.  Notice of any change in any such address shall also be given in the manner set forth above.  Whenever the giving of notice is required, the giving of such notice may be waived by the party entitled to receive such notice.

We further declare under penalty of perjury under the laws of the State of California, that the matters set forth in this Certificate are true and correct of our own knowledge.

IN WITNESS WHEREOF, the undersigned have executed this certificate on December ____, 2008.

Bill M. Dodson

Van C. Elliott